Exhibit (d)(3)
Confidentiality Agreement
June 13, 2007
Komag, Incorporated
1710 Automation Parkway
San Jose, California 95131
     Re:     Confidentiality Agreement
     Ladies and Gentlemen:
     In connection with a possible transaction (“Possible Transaction”) between Western Digital Corporation, on behalf of itself and its subsidiaries (“Western Digital”) and Komag, Incorporated, on behalf of itself and its subsidiaries (“Company”), and in order to allow Western Digital and Company to evaluate the Possible Transaction, each of Western Digital and Company may deliver to the other party hereto, upon the execution and delivery of this letter agreement by such other party, certain information about its properties, employees, finances, businesses, prospects and operations (such party when disclosing such information being the “Disclosing Party” and when receiving such information being the “Receiving Party”).
     All information (i) about the Disclosing Party or (ii) about any third party (which information was provided to the Disclosing Party subject to an applicable confidentiality obligation to such third party), furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.” Proprietary Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement; (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (iii) becomes available to the Receiving Party on a nonconfidential basis from a person other than the Disclosing Party or its Representatives who is not otherwise known to the Receiving Party to be bound by a confidentiality agreement with the Disclosing Party, or is otherwise not known to the Receiving Party to be under any obligations not to transmit the information to the Receiving Party; or (iv) was independently developed by the Receiving Party without reference to or use of the Proprietary Information. For purposes of this letter agreement, (i) “Representative” shall mean, as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants and financing sources and their advisors); and (ii) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, limited liability company, group, association or other entity or individual, acting individually or together.
     All Proprietary Information is provided “as is.” Each party makes no warranties, express, implied or otherwise, regarding the accuracy and completeness of the Proprietary Information. Each party shall secure and safeguard any and all information, documents, work in process and work product that embodies Proprietary Information of the other to reasonably restrict access and prevent unauthorized use and/or disclosure. Each party further agrees that it will maintain reasonable procedures to protect the secrecy of and prevent accidental or other loss or unauthorized use of any Proprietary Information of the other. Each party shall reproduce the other party’s proprietary rights notices on any copies of Proprietary Information, in the same manner in which such notices were set forth in or on the original. Notwithstanding any other provision hereof, each party reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable, inappropriate or subject to other restrictions on disclosure, whether contractual, legal or fiduciary. The Disclosing Party shall not be under any obligation to make any particular Proprietary Information available to Receiving Party or its Representatives or to supplement or update any Proprietary Information previously furnished.
     All Proprietary Information shall remain the property of the Disclosing Party. Nothing in this letter agreement grants any rights to the Receiving Party under any patent, copyright, trade secret or other proprietary right of the Disclosing Party, nor does this letter agreement grant the Receiving Party any rights in or to the Proprietary Information of the Disclosing Party except as expressly set forth herein.
     Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party (i) except as required by law, shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person other than its Representatives who are actively and directly participating in its evaluation of the Possible Transaction or who otherwise need to know for the purpose of evaluating the Possible Transaction and shall cause those persons to observe the terms of this letter agreement; (ii) shall not use Proprietary Information for any purpose other than in connection with its evaluation of the Possible Transaction or the consummation of the Possible Transaction; and (iii) except as required by law, shall not disclose to any person (other than those of its Representatives who are actively and directly participating in its evaluation of the Possible Transaction or who otherwise need to know for the purpose of evaluating the Possible Transaction) any information about the Possible Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives. The Receiving Party shall be responsible for any breach of the terms of this letter agreement by it or its Representatives.
     In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Possible Transaction, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this letter agreement, the Receiving Party or its Representative shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. In the event that the Receiving Party or its Representatives shall have complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its Representatives without any liability hereunder.
     For a period commencing with the date of this letter agreement and ending on the earlier of (i) the first anniversary of the date of this letter agreement and (ii) the first occurrence of a “Trigger Event” (as defined below), neither party hereto nor any of its Representatives shall, without the prior written consent of the other party or its board of directors:
          (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other party or any subsidiary thereof, or any assets of the other party or any subsidiary or division thereof (other than commercial transactions in the ordinary course of business consistent with past practice and which do not involve the issuance or acquisition of securities);
          (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (“SEC”)), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the other party;
          (c) make any public announcement with respect to, or publicly submit a proposal for, or publicly offer of (with or without conditions) any extraordinary transaction involving the other party or any of its securities or assets (other than commercial transactions in the ordinary course of business consistent with past practice and which do not involve the issuance or acquisition of securities);
          (d) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with any of the foregoing;
          (e) otherwise act or seek to control or influence the management, Board of Directors or policies of the other party; or
          (f) take any action that would reasonably be expected to require the other party to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above.
A “Trigger Event” shall be deemed to occur if (A) an unsolicited bona fide tender offer or exchange offer is made by any person or group of persons to acquire securities of the other party which would (when added to shares already owned by such group) represent 22.5% or more of the total combined voting power or total economic power of all securities of the other party then outstanding, (B) the other party enters into an agreement providing for the sale of 22.5% or more of the other party’s assets or a merger or other business combination as a result of which less than 77.5% of the outstanding voting securities of the other party or the surviving entity are to be owned by persons who were stockholders of the other party immediately prior to the consummation of the transaction contemplated by the such agreement or (C) pursuant to a transaction or series or related transaction, the primary purpose of which is to raise capital, the other party issues to any person or group voting securities representing 22.5% of the total combined voting power of all voting securities of the other party then outstanding. In addition, each party agrees that if, since April 1, 2007 it has provided or hereafter it provides, material confidential information concerning such party as part of discussions or proposed discussions concerning a business combination with or sale of such party to an Identified Party (as defined below) without such Identified Party being bound by a standstill agreement or if a standstill agreement entered into by such Identified Party (whether entered into prior to or after the date of this Agreement) contains terms more favorable, in the aggregate, to such Identified Party than the terms of the standstill limitations contained in this letter agreement, then the standstill limitations (and for the avoidance of doubt, no other provisions) of this letter agreement shall automatically terminate, in the case where material confidential information has been provided without a standstill agreement, or the other party shall automatically be entitled to the benefits of such more favorable standstill limitations in the case where the recipient of material confidential information is bound by a more favorable standstill limitation. Each party agrees to give the other party written notice, as soon as practicable thereafter, of any modifications to the standstill provisions of this letter agreement as a result of the immediately preceding sentence. “Identified Party” shall mean an entity that is a competitor of the other party (i.e., the party who has not received an unsolicited offer or entered into an agreement) and that has equal or greater total annual revenue to such other party as of the most recently completed fiscal year.
     Each party agrees that it will not at any time from the date of this letter agreement until the one-year anniversary of such date, directly or indirectly, solicit for employment any employee of the other party who is identified by such party as a result of its evaluation or otherwise in connection with the Possible Transaction; provided, however, that (i) non-directed newspaper or internet help wanted advertisements and search firm engagements shall not be considered solicitations hereunder and (ii) the restrictions of this paragraph shall not apply to a party with respect to employees of the other party that initiate contact with such first party.
     To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege. Notwithstanding anything in this letter agreement to the contrary, the Disclosing Party hereby represents and warrants that such party may rightfully disclose or make available the Proprietary Information to the Receiving Party without the violation of any contractual, legal, fiduciary or other obligation to any person.
     If either party hereto shall determine that it does not wish to proceed with the Possible Transaction, such party shall promptly advise the other party of that decision. In that case, or in the event that the Disclosing Party, in its sole discretion, so requests, the Receiving Party shall promptly return to the Disclosing Party or, at the election of the Receiving Party, destroy (with such destruction certified in writing by the Receiving Party) all Proprietary Information and all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the Receiving Party’s possession or in the possession of any Representative of the Receiving Party; provided, however, that if a legal proceeding has been instituted to seek disclosure of the Proprietary Information, such material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered; and provided further, however, that notwithstanding the foregoing, those of the Receiving Party’s Representatives that are accounting firms may retain copies of the Disclosing Party’s Proprietary Information in accordance with policies and procedures implemented by such persons in order to comply with applicable law, regulation, professional standards or reasonable business practice, and furthermore, those of the Receiving Party’s Representatives that are accounting firms may disclose the Disclosing Party’s Proprietary Information to the extent required by law, rule, regulation or applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder (provided that, to the extent permitted by law or regulation, notice of any such required disclosure will be provided to the Disclosing Party).
     Subject to the terms and conditions of a definitive agreement regarding the Possible Transaction and without prejudice thereto, each party hereto acknowledges that neither it nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the completeness of the Proprietary Information. The Receiving Party shall not be entitled to rely on the completeness of any Proprietary Information, but shall be entitled to rely solely on such representations and warranties regarding the completeness of the Proprietary Information as may be made to it in any definitive agreement relating to the Possible Transaction, subject to the terms and conditions of such agreement.
     Until a definitive agreement regarding the Possible Transaction has been executed by the parties hereto, no obligation of any kind is assumed or implied against either party by virtue of the parties’ meetings or conversations with respect to the Proprietary Information, and neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Possible Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein). Each party hereto and its Representatives (i) may conduct the process that may or may not result in the Possible Transaction in such manner as such party, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to the other party); and (ii) reserves the right to change (in its sole discretion, at any time and without notice to the other party) the procedures relating to the parties’ consideration of the Possible Transaction (including, without limitation, terminating all further discussions with the other party and requesting that the other party return or destroy the Proprietary Information as described, and subject to the limitations set forth, above). Nothing herein requires either party to disclose or update any information to the other party or, subject to the obligations of use and confidentiality imposed herein, impairs either party’s right to make, use, procure or market any products or services, now or in the future, which may be competitive with those offered or contemplated by the other party.
     Each party acknowledges that the Proprietary Information may constitute material, non-public information regarding the Disclosing Party, and that trading in the securities of the Disclosing Party while in possession of such information may violate federal and state securities laws.
     Without prejudice to the rights and remedies otherwise available to either party hereto, each party hereto shall be entitled to equitable relief by way of injunction or otherwise if the other party or its Representatives breaches or threatens to breach any of the provisions of this letter agreement.
     It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
     This letter agreement will be binding upon Receiving Party and its respective heirs, successors and assigns, and will inure to the benefit of Disclosing Party and its respective heirs, successors and assigns. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of New York. Receiving Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of New York for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this letter agreement shall be effective service of process for any action, suit or proceeding brought against Receiving Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of New York; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of New York has been brought in an inconvenient forum. If any provision of this letter agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.
     This letter agreement contains the entire agreement between the parties hereto concerning confidentiality of their respective Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party. Neither party may assign any of its rights or obligations hereunder; provided, that the Disclosing Party reserves the right to assign its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce the terms of this letter agreement) to any person who enters into a transaction to acquire control of the Disclosing Party or substantially all of its assets. This letter agreement does not supersede any existing secrecy or confidentiality agreements between or among the parties.
     This letter agreement shall terminate on the earlier of (i) two years from the date of this agreement or (ii) the closing of a Possible Transaction.
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     Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

WESTERN DIGITAL CORPORATION

By:	/s/ Raymond M. Bukaty

Name:	Raymond M. Bukaty
Title:	Senior Vice President, Administration General Counsel and Secretary

Address for purposes of notice: 20511 Lake Forest Drive Lake Forest, California 92630

ACCEPTED AND AGREED as of the date first written above:

KOMAG, INCORPORATED

By:	/s/ Tim Harris

Name: Tim Harris
Title: Chief Executive Officer

Address for purposes of notice: 1710 Automation Parkway San Jose, California 95131

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